Exhibit 99.1

Marina Biotech Announces $6 MM Convertible Preferred Stock Financing and Conversion to Common Stock of the Company’s Promissory Note

Company to Advance its Preclinical and Clinical Rare Disease Programs

Boston, MA, February 24, 2014. Marina Biotech, Inc. (OTC Pink: MRNA), a leading oligonucleotide-based drug discovery and development company focused on rare diseases, announced today that it has entered into a binding term sheet with certain qualified investors, led by Steven T. Newby, a long-time biotechnology investor, for the issuance of convertible preferred stock at a conversion price equivalent to $0.75 per share of common stock resulting in gross proceeds of $6 million. In addition, the Company will issue to the investors warrants to purchase 6 million shares of common stock. The warrants will have an exercise price of $0.75 per share and are exercisable for a period of five years after the Company regains compliance with its reporting obligations under the Securities Exchange Act. The offering is expected to close on or about March 7, 2014, subject to the execution of a customary Securities Purchase Agreement regarding the transaction and the satisfaction of customary closing conditions. The Company also announced that the holders of the Company's Promissory Note have agreed to convert the remaining principal and interest on the Note to common stock at a conversion price of $0.75 and release their lien on the Company's intellectual property. Proceeds from the financing will be used to restart certain day-to-day operations, repay the Company's outstanding obligations, regain compliance with the Company's Exchange Act reporting obligations and advance the Company's preclinical and clinical rare disease programs.

"I believe this investment provides the catalyst which will significantly change the trajectory of the Company," stated J. Michael French, President and CEO at Marina Biotech. "This is the first equity financing we have closed in nearly two years and involves an extremely knowledgeable investor known for his long-term view in the biotechnology sector. With the conversion of the remaining principal and interest on the Company's Promissory Note to common stock, we not only regain all rights to our intellectual property estate but we can apply the entire $6 million to our on-going operations. These proceeds will be used to regain compliance with our reporting obligations under the Exchange Act thereby providing us the opportunity to explore up-listing to a national securities exchange; pursue licensing and partnering opportunities with large pharmaceutical companies; settle existing liabilities; reestablish key strategic partnerships and alliances; and establish our offices in the Boston area. Most importantly, we now have the ability to focus on, and advance, our preclinical and clinical rare disease programs. We will analyze cohort 2 data from our START-FAP (Safety and Tolerability of An RNAi Therapeutic in Familial Adenomatous Polyposis) trial to look for knock-down of the therapeutic target gene as well as initiate animal testing in our preclinical program in myotonic dystrophy. Since we are transitioning from a primarily research focused company to a primarily development focused company, we intend to create a small initial footprint in the Boston area and keep our operating costs at a minimum. We will utilize contract research organizations as well as academic centers to advance our rare disease programs and therefore will require only a nominal laboratory operation until we establish a sponsored research and development collaboration with a partner. This will permit us to focus our available resources on our preclinical and clinical programs while continuing to build the premier nucleic acid therapeutics company in the rare disease sector.”

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with a broad drug discovery platform providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics including siRNAs, microRNA mimics, antagomirs, and antisense compounds, including messengerRNA therapeutics. The platform was built via a roll-up strategy to discover and develop different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced too much or too little thereby causing a particular disease. We believe that the Marina Biotech platform has unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs -- in bladder cancer and myotonic dystrophy. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Marina Biotech, Inc.
J. Michael French

President and Chief Executive Officer
(425) 892-4322
admin@marinabio.com

2